CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated December 1, 2023, and each included in Post-Effective Amendment No. 41 to the Registration Statement (Form N-1A, No. 333-114788) of Pioneer Asset Allocation Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated September 29, 2023, with respect to the financial statements and financial highlights of Pioneer Solutions-Balanced Fund, included in the Annual Report to Shareholders for the fiscal year ended July 31, 2023.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 27, 2023